Item 77E - DWS Variable Series II
On December 7, 2010, DWS Variable Series II (the
"Trust") was named as a defendant in the First
Amended Complaint filed by the Official
Committee of Unsecured Creditors in the U.S.
Bankruptcy Court for the District of Delaware in the lawsuit styled Official Committee of Unsecured
Creditors of Tribune Company, et al., v. Fitzsimons et al. (the "Lawsuit"). The Lawsuit arises out of a leveraged buyout transaction ("LBO") in 2007 by which loans were made to the Tribune Company to fund the LBO and shares of the Tribune Company held by shareholders were tendered for or were converted to a right to receive cash. Following the completion of the LBO in 2007, the Tribune
Company filed for bankruptcy. The Lawsuit seeks to recover all payments made to the shareholders in the LBO. The Lawsuit has been consolidated in a multi-district litigation in the United States District
Court for the Southern District of New York, case no. 12-MC-2296. All substantive proceedings on the Lawsuit are currently stayed. Management is currently assessing the Lawsuit and has not yet determined the effect, if any, on any series of the Trust.
Item 77E - DWS Global Income Builder VIP
(formerly DWS Balanced VIP) (a series of DWS
Variable Series II)
On December 7, 2010, DWS Global Income
Builder VIP was named as a defendant in the First
Amended Complaint and Objection to Claims filed by the Official Committee of Unsecured Creditors in the U.S. Bankruptcy Court for the District of Delaware in the lawsuit Tribune Company, et al., Debtors, Official Committee of Unsecured
Creditors v. JPMorgan Chase Bank, N.A. et al. (the
"Lawsuit"). The Lawsuit arises out of a leveraged buyout transaction ("LBO") in 2007 by which loans were made to the Tribune Company to fund the LBO ("LBO Debt") and shares of the Tribune
Company held by shareholders were tendered for or were converted to a right to receive cash.
Following the completion of the LBO in 2007, the Tribune Company filed for bankruptcy. The
Lawsuit seeks to avoid the obligations on the LBO
Debt and to recover payments of principal and interest made by the Tribune Company on the LBO
Debt. The Fund has received approximately $7,514 in interest payments and $1,073 in principal payments from the LBO Debt securities as of June
30, 2012. All proceedings on the Lawsuit were stayed pending a decision by the Bankruptcy Court on which of two proposed plans of reorganization would be confirmed. One of the plans proposed to settle the litigation, while the other plan proposed to proceed with the litigation. The Bankruptcy Court has confirmed the plan of reorganization that provides for settlement of the litigation; this confirmation order has been appealed by the creditors that proposed the competing plan.
Management is currently assessing the Lawsuit and has not yet determined the effect, if any, on the Fund.
Item 77E - DWS High Income VIP (a series of
DWS Variable Series II)
On December 7, 2010, DWS High Income VIP was named as a defendant in the First Amended
Complaint and Objection to Claims filed by the Official Committee of Unsecured Creditors in the
U.S. Bankruptcy Court for the District of Delaware in the lawsuit Tribune Company, et al., Debtors, Official Committee of Unsecured Creditors v.
JPMorgan Chase Bank, N.A. et al. (the "Lawsuit").
The Lawsuit arises out of a leveraged buyout transaction ("LBO") in 2007 by which loans were made to the Tribune Company to fund the LBO
("LBO Debt") and shares of the Tribune Company held by shareholders were tendered for or were converted to a right to receive cash. Following the completion of the LBO in 2007, the Tribune
Company filed for bankruptcy. The Lawsuit seeks to avoid the obligations on the LBO Debt and to recover payments of principal and interest made by the Tribune Company on the LBO Debt. The Fund currently holds LBO Debt securities and has received approximately $71,649 in interest payments and $10,649 in principal payments as of June 30, 2012. All proceedings on the Lawsuit were stayed pending a decision by the Bankruptcy
Court on which of two proposed plans of
reorganization would be confirmed. One of the plans proposed to settle the litigation, while the other plan proposed to proceed with the litigation.
The Bankruptcy Court has confirmed the plan of reorganization that provides for settlement of the litigation; this confirmation order has been appealed by the creditors that proposed the competing plan.
Management is currently assessing the Lawsuit and has not yet determined the effect, if any, on the Fund.
Item 77E - DWS Unconstrained Income VIP (a series of DWS Variable Series II)
On December 7, 2010, DWS Unconstrained Income
VIP was named as a defendant in the First
Amended Complaint and Objection to Claims filed by the Official Committee of Unsecured Creditors in the U.S. Bankruptcy Court for the District of Delaware in the lawsuit Tribune Company, et al., Debtors, Official Committee of Unsecured
Creditors v. JPMorgan Chase Bank, N.A. et al. (the
"Lawsuit"). The Lawsuit arises out of a leveraged buyout transaction ("LBO") in 2007 by which loans were made to the Tribune Company to fund the LBO ("LBO Debt") and shares of the Tribune
Company held by shareholders were tendered for or were converted to a right to receive cash.
Following the completion of the LBO in 2007, the Tribune Company filed for bankruptcy. The
Lawsuit seeks to avoid the obligations on the LBO
Debt and to recover payments of principal and interest made by the Tribune Company on the LBO
Debt. The Fund currently holds LBO Debt securities and has received approximately $7,560 in interest payments and $1,125 in principal payments as of June 30, 2012. All proceedings on the Lawsuit were stayed pending a decision by the Bankruptcy Court on which of two proposed plans of reorganization would be confirmed. One of the plans proposed to settle the litigation, while the other plan proposed to proceed with the litigation.
The Bankruptcy Court has confirmed the plan of reorganization that provides for settlement of the litigation; this confirmation order has been appealed by the creditors that proposed the competing plan.
Management is currently assessing the Lawsuit and has not yet determined the effect, if any, on the Fund.



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